Exhibit 10.12
SUPPORT SERVICES AGREEMENT
     THIS SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into, as of February 15, 2008 (the “Effective Date”), by and between FALLBROOK TECHNOLOGIES INC., a Delaware corporation (“Fallbrook”), having a place of business at 9444 Waples St., Suite 410, San Diego, California 92121 and VIRYD TECHNOLOGIES INC., a Delaware corporation (“Customer”), having a place of business at 9444 Waples Street, Suite 410, San Diego, California 92121 (collectively the “Parties”).
1. Background. The Parties intend to enter into one or more licensing Agreements on in order to commercialize Fallbrook’s NuVinci™ technology as it pertains. In order to help Customer implement such technology, the Parties desire that Fallbrook perform certain professional services as set forth in this Agreement.
2. Services. Fallbrook shall use its commercially reasonable efforts to perform the services specified on Exhibit A to this Agreement (the “Services”) in a timely manner.
3. Compensation. Customer hereby agrees to pay invoices submitted Fallbrook as provided on Exhibit A.
4. Independent Contractor Relationship. Fallbrook’s relationship with Customer is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Neither party is authorized to make any representation, contract or commitment on behalf of the other party unless specifically requested or authorized in writing to do so by the other party. No part of Fallbrook’s compensation shall be subject to withholding by Customer for the payment of any social security, federal, state or any other employee payroll taxes.
5. Ownership. All inventions, discoveries, enhancements, improvements, technology, data or information (whether or not patentable) (“Improvements”) that relate to Fallbrook’s NuVinci technology that are made or conceived by Fallbrook or Customer in connection with this Agreement shall belong exclusively to Fallbrook, but shall be subject to any license grant set forth in any license agreement between the Parties. Customer hereby sells, assigns and transfers to Fallbrook all of Customer’s right, title and interest therein and thereto. All Improvements not related to Fallbrook’s NuVinci technology that are made or conceived by Fallbrook or Customer in connection with this Agreement shall belong exclusively to Customer. Fallbrook hereby sells, assigns and transfers to Customer all of Fallbrook’s right, title and interest therein and thereto.
6. Confidentiality.
6.1 Confidential Information. During the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party disclosed by the other party (the “Discloser”) and is identified as, acknowledged to be, or can reasonably be inferred from the subject matter of the disclosure to be, confidential (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates or employees, to the extent such disclosure is reasonably necessary in connection with such party’s activities. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement or the OEM Agreement; provided, however, that the parties shall maintain in strict confidence any Confidential Information of the Discloser that the Discloser maintains as a trade secret.
6.2 Permitted Disclosures. The confidentiality obligations contained in Section 6.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required to disclose information by
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law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the Discloser and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the Discloser; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the Discloser.
6.3 Return of Confidential Information. Within ten (10) days after any request by a Discloser, the Recipient shall destroy or deliver to the Discloser, at the Discloser’s option, all materials in the Recipient’s possession or control that contain or disclose any Confidential Information of the Discloser.
7. Disclaimer of Warranty. Limitation of Damages. Fallbrook shall provide the Services to Customer in accordance with specifications provided by Customer as set forth on Exhibit A. FALLBROOK SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT ARISING FROM, RELATED TO, OR CONNECTED WITH THE SALE AND/OR USE OF ANY PRODUCTS MADE BY CUSTOMER. FALLBROOK EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND RESULTING DELIVERABLES, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OPPORTUNITY ARISING FROM, RELATED TO, OR CONNECTED WITH THE SERVICES OR RESULTING DELIVERABLES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.
8. Term and Termination.
8.1 Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein, continue until the earlier of (a) termination be either party for cause, or (b) three (3) years.
8.2 Termination. Either party may terminate this Agreement immediately for a material breach by the other party if the other party’s material breach of any provision of this Agreement is not cured within thirty (30) days after the date of such party’s written notice of breach.
8.3 Effect of Expiration or Termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 5, 6, 7, 8.3 and 9 shall survive any termination or expiration of this Agreement.
9. General Provisions.
9.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.
9.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party;
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provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or other similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 9.2 shall be void.
9.3 Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.
9.4 Force Majeure. If either party fails to perform its obligations because of strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, terrorist act, civil commotion, riot, fire, earthquake, or natural disaster, or other causes (except financial causes) beyond the reasonable control of the party obligated to perform, then that party’s performance shall be excused for a period equal to the period of such event.
9.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
9.6 Waiver; Modification. If a party waives any term, provision or the other party’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by such party. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by the other party. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.
9.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.
9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FALLBROOK TECHNOLOGIES INC.		VIRYD TECHNOLOGIES INC.

By:	/s/ William Klehm	By:	/s/ Nicole Nicks

Name:	William Klehm	Name:	Nicole Nicks

Title:	CEO	Title:	CFO

Date:	2/15/08	Date:	2/15/08

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EXHIBIT A
SERVICES AND SPECIFICATIONS
Description of Services:
Fallbrook shall perform various services selected from the following list on an as requested and agreed upon basis:

•	Engineering services and project management, product development services and manufacturing consulting consisting of 80% of Don Miller’s time and Michael Ross’ time and 100% of Martin Price’s time.

•	Patenting advice, patent prosecution and portfolio management, intellectual asset management, trademark advice and services, other intellectual property management services.

•	Business development, market analysis and marketing services.

•	Advice and services on accounting and financial matters, marketing, government and public relations, industrial relations, personnel administration, procurement, purchasing, inventory control, planning and investigation, management information systems, legal, tax and administrative matters, and insurance including, without limitation, maintenance of books and records, bank accounts and preparation of budgets, forecasts and financial statements.

•	Treasury services, including cashier, payment, payroll, audit, director, stockholder and committee records and sales records.

•	Advice and services regarding the investment of all corporate surplus cash, including, but not limited to, all cash in corporate accounts not immediately required for debt repayment, working capital, capital investment or other outstanding near term financial obligations.

•	Recordkeeping services, including accounting, tax records, audit, director, stockholder and committee records and sales records.

•	Services on selection, recruiting, supervision and evaluation of personnel.

•	Handling of regulatory, general legal and tax matters before federal, state and municipal authorities.

•	Any other services as agreed to by the Parties.
Fallbrook shall perform the Services in a professional manner using commercially reasonable efforts to perform the Services in a reasonably timely manner.
Description of Payment Terms:
Customer agrees to pay invoices submitted by Fallbrook in return for Services provided under the following terms.
1.	Customer shall pay Fallbrook a monthly fee in the amount of $28,500 for the engineering and administration services described above and agreed to by the Parties. The Parties contemplate that the services provided will be in the range of two full time engineering and design personnel, 5 hours per week of legal and accounting services, 2 hours per week each of human resources, 5 hours per week of general ministerial services and no more that 1 hour a week each of Product Development assistance, Business Development assistance and specialty engineering assistance from Fallbrook’s Austin Engineering staff.

2.	Additionally, Customer shall reimburse Fallbrook’s direct cost incurred in the hiring and continued employment of Martin Price.
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3.	Upon request from Customer, Fallbrook may provide additional services for Customer. For the additional services charges shall accrue on an hourly basis according to the following hourly rates:
a.	CFO — $150.00/hr

b.	VP, Business Development — $150.00/hr

c.	VP, Intellectual Property — $150.00/hr

d.	VP, Product Development — $150.00/hr

e.	Human Resources Manager — $100.00/hr

f.	Expert CVP Engineering — $100.00/hr

g.	Others — Agreed upon rate
4.	Costs for Services Fallbrook incurs for materials, use of outside service providers or otherwise shall be passed through to Customer and reimbursed.

5.	Invoices submitted hereunder are due upon receipt and are considered past due thirty (30) days past the invoice date. Past due invoices are subject to an interest penalty of 1.5% per annum compounded monthly.
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